EXHIBIT 4.1

FORM OF IRREVOCABLE PROXY

WRITTEN AUTHORIZATION OF PROXY AND POWER OF ATTORNEY FOR VOTE OF SHARES OF CAPITAL STOCK OF

M INCORPORATED

The undersigned hereby irrevocably appoints Drew Massey as Proxy and Power of Attorney of the undersigned, with the full power of substitution and resubstitution, to represent and to vote the M Incorporated shares of Common Stock, held by the undersigned, and any such other shares of the Company’s capital stock which the undersigned holds beneficially or of record on the date hereof and/or is entitled to vote at any special or other meeting of shareholders of the Company, and at any adjournments thereof, and to execute one or more written consents or other instruments from time to time in order to take such action without the necessity of a meeting of the shareholders, with all of the powers the undersigned would possess, if personally present, on any matters to come before such meeting or meetings or in connection with such consent or consents, in such proxy’s complete discretion.  This Proxy and the authority granted by the undersigned hereby shall not expire or otherwise be subject to any limitation of time.

The proxy granted herein shall be irrevocable, shall be deemed coupled with an interest and shall revoke all prior proxies (if any) granted by the undersigned with respect to the shares described herein.  The undersigned shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void.  The power of attorney granted herein is a durable power of attorney and shall survive the bankruptcy, insolvency or dissolution of the undersigned and is binding on all successors and assigns.

Dated: January 5, 2010

EBX V, L.P.

By: EB Exchange Fund V, LLC

Its General Partner

By: /s/ Laurence Albukerk

Laurence Albukerk, Managing Member